Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 34 to the registration statement on Form N1-A (the "Registration Statement") of our reports dated November 22, 2000, relating to the financial statements and financial highlights appearing in the September 30, 2000 Annual Reports to Stockholders of Bailard, Biehl & Kaiser International Equity Fund and Bailard, Biehl & Kaiser International Bond Fund, portions of which are incorporated by reference in the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectuses.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California
December 18, 2000